Exhibit 99.1

MPG to Exit its Wheel Bearing Business

Southfield, MI. – May 5, 2016 – Metaldyne Performance Group Inc. (NYSE: MPG), a leading provider of highly-engineered components for use in powertrain and safety-critical applications for the global light, commercial and industrial vehicle markets,  announced the exit of its wheel bearing business in Sandusky, Ohio (the “Business”).  MPG, in coordination with its customers and suppliers, anticipates an orderly wind-down and exit of the Business operations by late 2016 or early 2017.

The Business was acquired by a subsidiary of HHI Group Holdings, Inc (the predecessor of MPG) in 2008 and specializes in the manufacturing of wheel bearings for the passenger car market.  Exiting the Business further drives MPG’s focus, resources, and capital into faster growing powertrain applications.

“The Sandusky, Ohio facility has a long history and heritage of making high quality wheel bearings,” said George Thanopoulos, Chief Executive Officer of MPG.  “MPG is focused primarily on powertrain applications versus wheel bearings.  I want to thank the workforce for many great years of exceptional performance through outstanding delivery, quality and service to our customers.”

About MPG

MPG Inc (NYSE:MPG) is a leading provider of highly-engineered components for use in powertrain and safety-critical platforms for the global light, commercial and industrial vehicle markets. MPG produces these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Southfield, Michigan, MPG has a global footprint spanning 61 locations in 13 countries across North America, South America, Europe and Asia with approximately 12,000 employees. For more information, please visit www.mpgdriven.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for MPG’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including those described under the heading “Risk Factors” in our filings that we make from time to time with the Securities and Exchange Commission, including risks related to exiting our wheel bearings business. MPG undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Contacts

Investor Relations
David Gann
Vice President of Investor Relations and Communications
investors@mpgdriven.com
248-727-1829